Exhibit 21

                        Subsidiaries of the Company
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
                                   2005
Caystar Holdings (100%) Cayman Islands
   Caystar Management (100%) Cayman Islands
   Bogoso Holdings (100%) Cayman Islands
        Bogoso Gold Limited (90%) Ghana
             Prestea Underground JV (90%) Ghana
   Wasford Holdings (100%) Cayman Islands
        Wexford Goldfields Limited (90%) Ghana
   GSR Exploration Limited (100%) Ghana
Golden Star Ressources Miniere SARL (100%) France
EURO Ressources S. A. (53%) France
   Societe de Travaux Publics et de Mines Auriferes en Guyane ("SOTRAPMAG") S.A.R.L.
   (100%) France
St. Jude Resources Ltd. (100%) Canada
   St. Jude Resources (Ghana) Limited (100%) Ghana
        Fairstar (Ghana) Limited (100%) Ghana
   Hwini-Butre Minerals Ltd. (100%) Ghana
   Yatenga Holdings Limited (80%) Burkina Faso
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